Exhibit 99.1

[SCHERING-PLOUGH LOGO]


                                                                    NEWS RELEASE
                                                     Schering-Plough Corporation
                                                        2000 Galloping Hill Road
                                               Kenilworth, New Jersey 07033-0530


For Release: IMMEDIATELY                                 Contact: Denise K. Foy
                                                                  (908) 298-7616

                   FRED HASSAN ELECTED CEO OF SCHERING-PLOUGH,
                       TO BE ELECTED CHAIRMAN OF THE BOARD

KENILWORTH, N.J., April 20, 2003 - Schering-Plough Corporation (NYSE: SGP) today announced that its Board of Directors has elected Fred Hassan to be the company's chief executive officer (CEO) and president, effective immediately. The Board intends to elect Hassan, 57, a director and chairman of Schering-Plough's Board of Directors on April 22, 2003, following the company's annual meeting. Hassan succeeds Richard Jay Kogan, Schering-Plough's former CEO and president, who announced his intention to retire in November 2002.

         "Today marks the beginning of a new era for Schering-Plough. Fred Hassan is a proven leader, with the experience, business acumen and organizational skills to fully realize the potential of this great organization and its people," said Richard de J. Osborne, Schering-Plough director and chairman of the Board. "The Board is confident that Fred Hassan, with his exceptional leadership ability and success in managing a global pharmaceutical company, is the right executive to lead Schering-Plough into the future," he added.

         "I am excited to be joining Schering-Plough," said Hassan. "Schering-Plough is a company with a proud heritage. I believe in its long-term future. While there are significant challenges, my goal will be to deal with the urgent issues and establish strategies for growth. Business integrity, quality and compliance will be at the top of our agenda. I look forward to working with the people of Schering-Plough as we meet the challenges and subsequently get on to a long-term growth track."


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         In light of today's announcement, Schering-Plough now intends to report its first quarter 2003 financial results in conjunction with the filing of its first quarter Form 10-Q on May 13, 2003. This will allow Hassan time to participate in the company's customary review of financial information before the 10-Q is filed. The company was previously scheduled to report first quarter 2003 results on April 22, 2003.

         Before joining Schering-Plough, Hassan was chairman and CEO of Pharmacia. He joined the former Pharmacia & Upjohn in May 1997 as CEO and was elected to the Board of Directors. In February 2001, Hassan was named chairman of the Board of Pharmacia. Prior to joining Pharmacia and Upjohn, he was executive vice president of Wyeth, formerly known as American Home Products. He was elected to Wyeth's Board of Directors in 1995. Earlier in his career, Hassan spent 17 years with Sandoz Pharmaceuticals (now Novartis) and headed its U.S. pharmaceutical business.

         Hassan received his B.S. degree in chemical engineering from the Imperial College of Science and Technology at the University of London and an MBA degree from Harvard Business School.

         DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements concerning, among other things, the future prospects of the company, which the reader of this release should understand are subject to substantial risks and uncertainties. The company's business prospects may be adversely affected by general market and economic factors, competitive product development, product availability, current and future branded and generic competition, market acceptance of new products, federal and state regulations and legislation, the regulatory review process in the United States and foreign countries for new products and indications, existing manufacturing issues and new manufacturing issues that may arise, timing of trade buying, patent positions, litigation and investigations. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2002 annual report on Form 10-K and current reports on Form 8-K.

         Schering-Plough Corporation is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.
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